CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	11,400,177	$86.51(1)	$986,229,313(1)	$127,027(2)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the market value of Synageva BioPharma Corp. common stock being registered, as established by the average of the high and low prices of Synageva BioPharma Corp. common stock as reported on the NASDAQ Global Select Market on May 14, 2014, which was $86.51.
(2)	Calculated in accordance with Rule 456(b) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”).

Filed Pursuant to Rule 424(b)(7)
Registration No.: 333-185856

Prospectus Supplement

(To Prospectus dated January 3, 2013)

SYNAGEVA BIOPHARMA CORP.

Common Stock

This prospectus supplement relates to the possible resale from time to time of up to 11,400,177 shares of our common stock, par value $0.001 per share, by the selling stockholders named herein. The prices at which such selling stockholders may dispose of their shares will be determined by the selling stockholders or their transferees. We will not receive proceeds from any sale of shares of common stock by the selling stockholders, but we have agreed to pay certain registration expenses relating to such shares of common stock. The selling stockholders from time to time may offer and sell the shares of common stock held directly by them or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions. For further information regarding the possible methods by which shares of common stock may be distributed, see “Plan of Distribution” beginning on page S-33 of this prospectus supplement.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “GEVA.” On May 12, 2014, the reported closing price per share of our common stock was $86.14.

The selling stockholders named herein include one of our directors, Thomas Tisch and entities affiliated with three of our directors, Thomas Tisch, Felix Baker and Stephen Biggar, and one of our former directors, Julian Baker.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-6 of this prospectus supplement and the risk factors described in the other documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 15, 2014.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, gives more general information, some of which does not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or with any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the selling stockholders, the common stock being offered and other information you should know before investing in our common stock. You should also read and consider information in the documents we have referred you to in the section of this prospectus supplement and the accompanying prospectus entitled “Where You Can Find More Information.”

We and the selling stockholders have not authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus. We and the selling stockholders take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The selling stockholders are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our common shares. Our business, financial condition, liquidity, results of operations and prospects may have changed.

All references in this prospectus supplement or the accompanying prospectus to “Synageva,” the “Company,” “we,” “us,” or “our” mean Synageva BioPharma Corp., unless we state otherwise or the context otherwise indicates.

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus supplement, in the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information that may be important to you before investing in our securities. This prospectus supplement and the accompanying prospectus include or incorporate by reference information about the securities the selling stockholders are offering as well as information regarding our business and detailed financial data.

You should read this prospectus supplement and the accompanying prospectus including the risk factors beginning on page S-6 and the information incorporated by reference herein and therein, including the financial statements and related notes, in their entirety.

Our Business

We are a biopharmaceutical company focused on the discovery, development, and commercialization of therapeutic products for patients with rare diseases. Our most advanced pipeline programs are enzyme replacement therapies for lysosomal storage diseases (“LSDs”) and we have additional protein therapeutic programs for other rare diseases, which are currently at different stages of preclinical development. These programs are selected based on scientific rationale, unmet medical need within the patient population, potential to substantially impact disease course, and strategic alignment with our corporate and commercial efforts. Our lead program, sebelipase alfa for lysosomal acid lipase deficiency (“LAL Deficiency”), is in global Phase 3 clinical trials.

Sebelipase Alfa for LAL Deficiency

LAL Deficiency is a rare autosomal recessive LSD caused by a marked decrease in LAL enzyme activity. LAL Deficiency presenting in children and adults, historically called Cholesteryl Ester Storage Disease (“CESD”), is an underappreciated cause of cirrhosis and accelerated atherosclerosis. These complications are due to the buildup of fatty material in the liver, blood vessel walls and other tissues as a result of the decreased LAL enzyme activity. Infants presenting with LAL Deficiency, historically called Wolman disease, show very rapid progression, with death usually in the first six months of life. Affected infants develop growth failure, severe liver complications, and malabsorption.

Sebelipase alfa is a recombinant form of the human LAL enzyme being developed by us as an enzyme replacement therapy for LAL Deficiency. We are evaluating sebelipase alfa in global Phase 3 clinical trials in infants, children and adults with LAL Deficiency. Sebelipase alfa has been granted orphan designation by the U.S. Food and Drug Administration (“FDA”), the European Medicines Agency (“EMA”), and the Japanese Ministry of Health, Labour and Welfare. Additionally, sebelipase alfa received fast track designation by the FDA, and Breakthrough Therapy designation by the FDA for LAL Deficiency presenting in infants.

We are pursuing a development strategy for sebelipase alfa to assess safety and tolerability in a broad population of patients, including infants, children, and adults, and to demonstrate efficacy, safety and tolerability of sebelipase alfa in the treatment of LAL Deficiency. We intend to submit a Biologic License Application (“BLA”) and a New Animal Drug Application (“NADA”) to the FDA and a Marketing Authorization Application (MAA) to the European Medicines Agency (“EMA”), as well as submit marketing applications in other regions of the world if clinical trials are successful.

The current clinical trials for sebelipase alfa are:

•	Phase 3 Trial of Sebelipase Alfa in Children and Adults with LAL Deficiency. In December 2013, we announced the completion of the target enrollment in our global, Phase 3 ARISE clinical trial with sebelipase alfa for LAL Deficiency. ARISE is a randomized, double-blind, placebo-controlled study of sebelipase alfa in children and adults with LAL Deficiency. We plan to report top-line results from this study during the third quarter of 2014, and plan to submit a BLA to the FDA and MAA to the EMA for sebelipase alfa for the treatment of LAL Deficiency by the end of the first quarter of 2015.

•	Phase 1/2 Open Label Dose Escalation Study in Adult Patients with Liver Dysfunction Due to LAL Deficiency; and Phase 1/2 Extension Study to Evaluate the Long-Term Safety, Tolerability, and Efficacy of Sebelipase Alfa in Adult Subjects With LAL Deficiency. In addition to the ARISE trial, we conducted a Phase 1/2 trial and have an ongoing extension study in adults with LAL Deficiency.

•	Phase 2/3 Open Label Dose Escalation Study in Children with Growth Failure Due to LAL Deficiency. We are also conducting a Phase 2/3 open-label trial with sebelipase alfa in infants with LAL Deficiency and in January 2014 announced that we met the target enrollment for the study. Initial results were presented at the LDN WORLD Symposium in February 2014.

In addition to the studies noted above, we are planning to enroll patients in two other open label clinical trials, one targeting infants with LAL Deficiency and another for a broader patient population with LAL Deficiency, including children and adults. Additional studies may be initiated in order to support requirements for long-term safety and to provide patients with ongoing access to the drug until we receive BLA approval of sebelipase alfa, if ever.

SBC-103 for MPS IIIB

Our SBC-103 program is another enzyme replacement therapy for an LSD known as MPS IIIB. The mucopolysaccharidoses (“MPS”) consist of a group of rare LSDs caused by a deficiency of enzymes needed to break down complex sugars called glycosaminoglycans. The MPS III syndromes (also known as Sanfilippo syndromes) share complications with other MPS diseases but represent a clinically distinct subset with marked central nervous system degeneration. MPS IIIB is caused by a marked decrease in alpha-N-acetyl-glucosaminidase (“NAGLU”) enzyme activity which leads to the buildup of abnormal amounts of heparan sulfate (“HS”) in the brain and other organs. The accumulation of abnormal HS, particularly in the central nervous system, leads to severe cognitive decline, behavioral problems, speech loss, increasing loss of mobility, and premature death.

SBC-103 is a recombinant form of the human NAGLU enzyme which we are developing as an enzyme replacement therapy for MPS IIIB. SBC-103 has been granted orphan designation by the FDA and the EMA. We currently plan to initiate clinical trial sites for SBC-103 in patients with MPS IIIB in mid-2014.

Using various dosing approaches, SBC-103 reduced HS substrate storage in the brain, liver and kidney in an MPS IIIB animal model. At the LDN WORLD Symposium in February 2014, we presented data from a preclinical study with SBC-103 in a mouse model of MPS IIIB. Data from this study confirmed that SBC-103 delivered by intravenous and intrathecal administration reduced abnormal heparan sulfate levels in the brain of NAGLU-deficient mice. In addition, intravenously administered SBC-103 increased NAGLU enzyme activity levels in the brain of a MPS IIIB mouse model and increased cerebrospinal fluid NAGLU enzyme activity in non-human primates in preclinical studies. These findings suggest that SBC-103 may have properties that allow it to cross the normal blood-brain barrier.

Additional data at the meeting supporting this observation concerned an investigation of SBC-103 in an in vitro model of the blood-brain barrier. In this study, SBC-103 was effectively transported from the apical side (representing the blood) to the opposite basolateral side (representing the brain tissue). The addition of mannose-6-phospate inhibited directional transport by more than 90%, suggesting that the observed transport of SBC-103 was mediated by the mannose-6-phosphate receptor. These data suggest that the previously reported effects of intravenous SBC-103 on central nervous system substrate accumulation in an MPS IIIB disease model may be mediated by specific cellular transport across the blood-brain barrier.

Additional Pipeline Programs

In addition to sebelipase alfa and SBC-103, we are progressing protein therapeutic programs for rare diseases, which are currently at different stages of development. These protein therapeutic programs are selected based on scientific rationale, unmet medical need within the patient population, ability to make a meaningful impact on the lives of patients, a clinical endpoint that can be achieved with a small number of patients, a definable path to registration, and the attractiveness of the commercial opportunity.

Our planned activities and investments have risks and uncertainties including those described in the “Risk Factors” section of this prospectus supplement.

We are headquartered in Lexington, Massachusetts, and our principal offices are located at 33 Hayden Avenue, Lexington, Massachusetts 02421 and our telephone number is (781) 357-9900. Information contained on or accessible through our website, www.synageva.com, is not part of this prospectus supplement and accompanying prospectus.

The Offering

Issuer	Synageva BioPharma Corp.

Selling Stockholders	For information concerning the shares of common stock that may be offered from time to time by the selling stockholders pursuant to this prospectus supplement, see the “Selling Stockholders” section of this prospectus supplement.

Common stock offered by the Selling Stockholders	11,400,177 shares

Use of proceeds	We will not receive any of the proceeds from any sales of shares of common stock by the selling stockholders. See the “Use of Proceeds” section of this prospectus supplement.

Insider participation	In connection with our March 2014 equity offering, on May 1, 2014, we entered into a new Registration Rights Agreement with the selling stockholders. This prospectus supplement is being filed pursuant to the new Registration Rights Agreement. One of our directors, Thomas Tisch and entities affiliated with three of our directors, Thomas Tisch, Felix Baker and Stephen Biggar, and one of our former directors, Julian Baker, are offering an aggregate of 11,400,177 shares of the common stock, which may be sold from time to time.

Risk Factors	See the “Risk Factors” section of this prospectus supplement for a discussion of factors you should consider carefully when making an investment decision.

NASDAQ Global Select Market symbol	GEVA

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed below and all of the other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period year ended March 31, 2014 filed with the SEC on May 1, 2014, as updated by our Quarterly Reports on Form 10-Q, our Annual Reports on From 10-K, and our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed after such Quarterly Report. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus. See “Note Regarding Forward-Looking Statements” for a discussion of certain qualifications regarding such statements.

Risks Related to the Development and Commercialization of Product Candidates

We are largely dependent on the success of sebelipase alfa. All of our product candidates, including sebelipase alfa, are still in development. Preclinical and clinical trials of our product candidates may not be successful.

Our business prospects are largely dependent upon the successful development and commercialization of sebelipase alfa. We have completed enrollment in our global ARISE clinical trial, a randomized, double-blind, placebo-controlled Phase 3 trial of sebelipase alfa in children and adults with LAL Deficiency, and our Phase 2/3 trial in infants with LAL Deficiency. We are planning to enroll patients in two additional open label clinical trials in patients with LAL Deficiency, one in a broader patient population with LAL Deficiency, including children and adults, and another targeting infants with the rapidly progressive disease. In addition, we may initiate other clinical trials. Before we can commercialize product candidates, including sebelipase alfa, we need to:

•	conduct substantial research and development;

•	undertake preclinical and clinical testing and other costly and time consuming measures;

•	scale-up and transfer manufacturing processes while maintaining consistent product quality; and

•	pursue and obtain marketing and manufacturing approvals and, in some jurisdictions, pricing and reimbursement approvals.

This process involves a high degree of risk and takes many years. Our product development efforts with respect to a product candidate may fail for many reasons, including:

•	failure of the product candidate in preclinical studies;

•	failure to obtain, or delays in obtaining, the required regulatory approvals to initiate clinical studies for the product candidate;

•	failure of later trials to confirm positive results from earlier preclinical studies or clinical trials;

•	delays or difficulty enrolling patients in clinical trials, particularly for disease indications with small patient populations;

•	failure to identify a sufficient number of patients who meet the clinical trial enrollment criteria and/or who would support commercial launch and subsequent commercialization efforts;

•	patients exhibiting adverse reactions to the product candidate or indications of other safety concerns;

•	insufficient clinical trial data to support the safety, effectiveness or superiority of the product candidate;

•	inability to manufacture sufficient quantities of the product candidate for development or commercialization activities in a timely and cost-efficient manner, if at all;

•	inability to produce, or sufficiently test, comparable or consistent drug materials derived from different manufacturing facilities operated by us or from processes run by third party manufacturers which could impact our ability or timing with respect to receiving regulatory approval for our product candidates;

•	failure to obtain, or delays in obtaining, the required regulatory approvals for the product candidate, the facilities or the processes used to manufacture the product candidate; or

•	changes in the regulatory or pricing and reimbursement environments could make development of a new product or further development of an existing product for a new indication no longer desirable.

Few research and development projects result in commercial products, and success in preclinical studies or early clinical trials often is not replicated in later studies.

We may decide to abandon development of a product candidate or service at any time, or we may be required to expend considerable resources repeating clinical trials or conducting additional trials, either of which would increase costs of development and delay any revenue from those programs. In addition, a regulatory authority may deny or delay an approval because it is not satisfied with the design, conduct, or results of clinical trials or due to its assessment of the data we supply.

We have neither obtained marketing approval, nor commercialized any of our current product candidates.

We have neither obtained marketing approval nor commercialized any of our current product candidates and do not expect to receive marketing approval or generate revenue from the direct sale of an approved product, including sebelipase alfa, for an indefinite period, if ever. We have only limited clinical experience from our sebelipase alfa studies even though we have completed enrollment in the ARISE trial and the Phase 2/3 open-label trial in infants with LAL Deficiency. We are planning to enroll patients in two other open label clinical trials, one targeting infants with the LAL Deficiency and another for a broader patient population with LAL Deficiency, including children and adults, and may initiate additional clinical trials. We are also conducting preclinical studies with other product candidates, including SBC-103, for various other indications. Our limited experience might prevent us from successfully designing or implementing a clinical trial for any of these indications. We may not be able to demonstrate that our product candidates meet the appropriate standards for regulatory approval, including because we may be unsuccessful in convincing regulatory authorities of the adequacy of the design of our trials or the sufficiency of the data generated from our clinical and other studies. If we are not successful in conducting and managing our preclinical development activities or clinical trials or obtaining regulatory approvals, we might not be able to commercialize our lead programs, or might be significantly delayed in doing so, which will materially harm our business.

If our preclinical or clinical studies do not produce positive results, or are delayed or if serious side effects are identified during drug development, we may experience delays, incur additional costs and ultimately be unable to commercialize our product candidates.

Before obtaining regulatory approval for the sale of our product candidates, we must conduct, at our own expense, extensive preclinical tests to demonstrate the safety of our product candidates in animals, and clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Preclinical and clinical testing is expensive, difficult to design and implement and can take many years to complete. A failure of one or more preclinical studies or clinical trials can occur at any stage of testing. We may experience numerous events during, or as a result of, preclinical testing and the clinical trial process, including for potential new indications, which could delay or prevent our receipt of regulatory approval for, or the commercialization of, our product candidates, including:

•	our preclinical tests or clinical trials may produce negative or inconclusive results, and we may decide or regulators may require, us to conduct additional preclinical testing prior to initiating clinical trials, or to suspend ongoing studies;

•	we may decide, or regulators may require us, to change the design of clinical trials in ways that may slow their progress, delay the initiation of clinical trials, or we may abandon projects that we expect to be promising;

•	a regulatory authority or institutional review board may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•	conditions imposed on us by the FDA or any non-U.S. regulatory authority regarding the scope or design of our clinical trials may require us to resubmit our clinical trial protocols to these authorities or to institutional review boards or ethics committees for re-review due to changes in the regulatory environment;

•	the number of patients required for clinical trials may be larger than we anticipate or are able to enroll, or participants may drop out of, or not qualify for, clinical trials at a higher rate than we anticipate;

•	our third-party contractors or clinical investigators may fail to comply with regulatory requirements or fail to meet their contractual obligations to us in a timely manner or at all;

•	we might have to suspend or terminate one or more of our clinical trials if we, a regulatory authority or an institutional review board or ethics committee determine that the participants are being exposed to unacceptable health risks;

•	a regulatory authority or institutional review board or ethics committee may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

•	a regulatory authority may require that we conduct additional clinical research to provide additional information regarding the efficacy or safety of sebelipase alfa;

•	the cost of our clinical trials may be greater than we anticipate;

•	the supply or quality of our product candidates or other materials necessary to conduct our clinical trials may be insufficient or inadequate or we may not be able to reach agreements on acceptable terms with prospective contract manufacturing organizations;

•	we may not be able to reach agreements on acceptable terms with prospective clinical research organizations;

•	if approved, we may not be able to reach agreements on acceptable terms with commercial distributors; or

•	the effects of our product candidates may not be the desired effects, may include undesirable side effects, or the product candidates may have other unexpected characteristics.

We may obtain approval for indications that are not as broad as intended or entirely different than those indications for which we sought approval. For example, even if we meet the pre-specified primary and secondary endpoints in the ARISE clinical trial for children and adults, potential regulatory approval could be limited to the treatment of LAL Deficiency only in infants, and that would represent a small portion of the total LAL Deficiency patient population. If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate or are unable to successfully complete our clinical trials or other testing or if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•	be delayed in obtaining, or may not be able to obtain, marketing approval for one or more of our product candidates;

•	incur substantial additional costs in conducting such additional clinical trials or other testing;

•	obtain regulatory approval for only a narrower indication or an indication that might be otherwise qualified or constrained; or

•	have the product removed from the market after obtaining marketing approval.

Our product development costs will also increase if we experience delays in testing or approvals. We do not know whether any preclinical tests or clinical trials will be initiated as planned, will need to be restructured or will be completed on schedule, if at all. Due to the limited term of a patent, significant preclinical or clinical trial delays could also shorten the period of time from marketing approval to patent expiration, during which we may benefit from patent protection of our product candidates. Such delays could allow our competitors to bring products to market before we do and impair our ability to commercialize our products or product candidates.

We may find it difficult to enroll patients in our clinical trials.

Although we have completed enrollment in our ARISE clinical trial and our Phase 2/3 trial in infants with LAL Deficiency, we are currently planning to enroll patients in two additional open label clinical trials in patients with LAL Deficiency, one in a broader patient population, including children and adults, and another one targeting infants with the rapidly progressive disease. Potential patients for our product candidates, including sebelipase alfa, may not be adequately diagnosed or identified with the diseases being targeted by our product candidates. Sebelipase alfa is being developed to treat LAL Deficiency, which is very rare. Studies by investigators who screened various populations for a common mutation that causes LAL Deficiency indicate a prevalence range of 1:40,000 to 1:300,000 for LAL Deficiency in children and adults. There is no prevalent population for infants with LAL Deficiency, since these infants almost never survive beyond the first year of life. We may not be able to initiate or continue clinical trials if we are unable to locate a sufficient number of eligible patients to participate in the clinical trials required by the FDA or other non-U.S. regulatory agencies. In addition, the process of finding and diagnosing patients may prove costly. Our inability to enroll a sufficient number of patients for any of our current or future clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether.

The results of our clinical trials may not prove sufficient to obtain regulatory approval of our product candidates, and subsequent trials may fail to replicate promising data seen in earlier preclinical studies and clinical trials.

The data presented from our clinical trials with sebelipase alfa in infants and adults with LAL Deficiency are consistent with preclinical findings and the known mechanism of action for LAL. We have completed enrollment in our ARISE clinical trial and our Phase 2/3 trial in infants with LAL Deficiency. In addition, we are planning to enroll patients with LAL Deficiency in two additional open label clinical trials, one in a broader patient population, including children and adults, and another one targeting infants with rapidly progressive disease. We also have other product candidates, including SBC-103, that are in various stages of preclinical development and we have plans to, or may, initiate clinical studies with these candidates.

However, promising results in our preclinical studies or clinical trials may not be replicated in ongoing and future studies or trials, and final data analysis may differ from interim data analysis. Even if our ongoing and additional trials of sebelipase alfa are conducted and completed as planned, the results may not meet the primary or secondary endpoints, or otherwise not prove sufficient to obtain regulatory approval or result in a restricted product label that could negatively impact commercialization. Success in preclinical testing does not ensure success in clinical trials, and success in early stage clinical trials does not ensure success in later clinical trials. This can be due to a variety of reasons, including variations in patient populations, or the inability of certain patients to complete all assessments required by the clinical trial protocol, adjustments to clinical trial protocols or designs as compared to earlier testing or trials, variations in the data that could produce inconclusive or uninterpretable results, or the use of additional trial sites or investigators. Phase 3 clinical trials often fail to replicate encouraging results seen in preclinical studies and early clinical trials. In addition, clinical trial data are subject to differing interpretations, and regulatory agencies may not concur with our analysis of clinical trial data or its implications, which may result in delays in the regulatory approval process. Ongoing and future studies, including for new indications, may, for example, indicate safety concerns that regulatory authorities view as unacceptable. Final data analysis of our completed, ongoing and future clinical trials may fail to demonstrate that our product candidates are sufficiently safe and effective for pursued or new indications. Any such failure could cause us to abandon a product candidate, substantially delay development of other product candidates, or require substantial expenditures to conduct additional trials. Both preclinical and clinical data are often susceptible to varying interpretations that may delay, limit or prevent initiation of clinical studies, regulatory approvals or commercialization. Any delay in, or termination of, our clinical trials would delay our obtaining regulatory approval of the affected product candidate and, consequently, our ability to commercialize that product candidate and potentially our other product candidates. Development and commercialization of therapies for rare diseases requires expenditure of significant funds with no assurance of success.

A regulatory authority may deny or delay approval of our product candidates, including sebelipase alfa, because it is not satisfied with the structure or conduct of our clinical trials or due to its assessment of the data we supply, or may determine to approve our product candidates for use in narrow patient populations.

A regulatory authority may not agree with the design or endpoints of our clinical trials. We sought advice from EMA for our sebelipase alfa development plan, including the ARISE clinical trial design and EMA was supportive of our plan in principle. We did not seek a special protocol assessment with the FDA and do not have agreement with the FDA regarding the design or primary endpoint utilized in the ARISE clinical trial. Accordingly, we believe that we will need to demonstrate efficacy based on a totality of evidence including success on multiple endpoints in our clinical studies to support a favorable risk-benefit profile and provide substantial evidence of efficacy of sebelipase alfa for the treatment of LAL Deficiency, including data from the ARISE clinical trial, the Phase 2/3 open-label trial in infants with LAL Deficiency, as well as from the natural history studies for LAL Deficiency. Based on FDA feedback, it will be essential to link the primary endpoint for the ARISE clinical trial, alanine aminotransferase (“ALT”) normalization, to other evidence of clinical benefit. We also will need to provide evidence to FDA demonstrating that ALT normalization, alone or in combination with other endpoints, is reasonably likely to predict clinical benefit. If we are unable to do so, even if we meet the pre-specified primary and secondary endpoints in the ARISE clinical trial, potential regulatory approval could be limited to a small subset of the total LAL Deficiency patient population, unless and until we successfully complete additional clinical trials, if ever. In addition, regulatory authorities may not believe that we have provided sufficient safety data or adequately demonstrated clinical benefit in the patient population studied in the clinical trial. Clinical data is subject to varied interpretations, and regulatory authorities may disagree with our assessments of data. In any such case, a regulatory authority could insist that we provide additional data or conduct additional clinical studies, which could substantially delay or even prevent commercialization efforts, particularly if we are required to conduct additional pre-approval clinical studies. A positive opinion by the Committee for Medicinal Products for Human Use (“CHMP”) is required for EMA approval and requires agreement among a majority of CHMP members, each of whom may have differing opinions on the strength of the evidence we may provide.

Priority review for our drug product candidates, if obtained, may not actually lead to a faster review process.

In the future, we may request priority review from the FDA and/or accelerated assessment from EMA for sebelipase alfa and our other drug product candidates; however, the FDA or EMA may not grant it. Without priority review, the FDA review timeline for first cycle review could be longer than 12 months, at which time FDA may decline to approve the application or issue a complete response letter requiring additional data to be submitted. A determination of acceptance for priority review is made after a complete BLA is accepted for filing, based on criteria defined by FDA. A lengthier review process will delay revenue from the sale of products and will increase the capital necessary to fund these product development programs. In addition, sebelipase alfa received Fast Track Designation by the FDA, and Breakthrough Therapy designation by the FDA for LAL Deficiency presenting in infants; however, the practical implications of Fast Track and Breakthrough Therapy designation cannot be determined at this time and may not lead to a faster review or approval. The review timelines to reach a CHMP opinion and EMA action will also depend on how efficiently we respond to questions which stop the clock during the review.

Our product candidates, including sebelipase alfa, if approved by any regulatory authorities could be subject to labeling and other restrictions, and we will be subject to ongoing regulatory obligations, oversight and continued regulatory review, which may result in significant additional expense.

Any regulatory approvals that we obtain for our product candidates will be subject to limitations on the approved indicated uses or patient population for which the product may be recommended for use or marketed, or to the conditions of approval, including a risk evaluation and mitigation strategy or post-marketing commitments, requirements, or follow-up measures. In addition, if the FDA, EMA or other regulatory authorities approve a product candidate, the manufacturing processes, labeling, packaging, distribution, storage, adverse event reporting, dispensation, distribution, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements will include submissions of safety and other post-marketing information and reports, ongoing maintenance of product registration, as well as continued compliance with cGMPs, GCPs (good clinical practices), and GLPs. If we do not comply with the applicable regulations and requirements, the range of possible sanctions includes issuance of adverse publicity, product recalls or seizures, fines, total or partial suspensions of production and/or distribution, suspension of marketing applications, and enforcement actions, including injunctions and civil or criminal prosecution. The FDA and comparable international regulatory agencies can withdraw a product’s approval under some circumstances, such as the failure to comply with regulatory requirements or unexpected safety issues.

Regulatory approvals could also contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials and extraordinary requirements for surveillance to monitor the safety and efficacy of the drug product. Post-marketing studies and/or post-market surveillance may suggest that a product causes undesirable side effects which present an increased risk to the patient. If data we collect from post-marketing studies suggest that one of our approved products may present a risk to safety, the regulatory authorities could withdraw our product approval, suspend production or place other labeling or marketing restrictions on our products. If regulatory sanctions are applied or if regulatory approval is delayed or withdrawn, the value of our Company and our operating results will be adversely affected.

If the market opportunities for our product candidates are smaller than we believe they are, our revenues may be adversely affected and our business may suffer.

We focus our research and product development on treatments for rare diseases. Our projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are based on estimates. In addition, the awareness of LAL Deficiency among treating health care providers is low. Currently, most reported estimates of the prevalence of these diseases are based on studies of small subsets of the population of specific geographic areas, which are then extrapolated to estimate the prevalence of the diseases in the broader world population. For example, studies estimate the prevalence of LAL Deficiency in children and adults to be between 1:40,000 and 1:300,000. In addition, there is no prevalent population for infants with LAL Deficiency, since these infants almost never survive beyond the first year of life. These estimates may prove to be incorrect and new studies may change the estimated prevalence of these diseases. If the estimates are incorrect, and the prevalence rate is lower than we anticipate, our commercial business may suffer.

The commercial success of any product candidate that we may develop, including sebelipase alfa, will depend upon the degree of market acceptance by physicians, patients, third party payors and others in the medical community.

Any future product that we may bring to the market, including sebelipase alfa, may not gain market acceptance by physicians, patients, third party payors and others in the medical community. If our products do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable. The degree of market acceptance of these product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the prevalence and severity of any side effects of the product, including any limitations or warnings contained in a product’s approved labeling;

•	the perception of clinical benefit, safety, and potential advantages over alternative treatments;

•	relative convenience and ease of administration;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support and timing of market introduction of competitive products;

•	publicity concerning our products or competing products and treatments; and

•	sufficient third party insurance coverage or reimbursement in the countries or geographies where patients live.

Even if a potential product displays a favorable efficacy and safety profile in preclinical and clinical trials, market acceptance of the product will not be known until after it is launched. Our efforts to educate the medical community and third party payors on the benefits of the product candidates may require significant resources and may never be successful. Such efforts to educate the marketplace may require more resources than are required by the conventional technologies marketed by our competitors.

Uncertainties relating to third-party reimbursement and health care reform measures could limit payments or reimbursements for future products that we may develop could materially adversely affect our business.

In the U.S. and elsewhere, sales of prescription drugs depend in part on the consumers’ ability to obtain reimbursement for the cost of the drugs from third-party payors, such as private and government insurance programs. Third-party payors are increasingly challenging the prices charged for medical products and services, including those related to rare diseases, in an effort to promote cost containment measures and alternative health care delivery systems. Our prospects for achieving profitability will depend heavily upon the availability of adequate reimbursement for the use of our approved product candidates from governmental and other third party payors, both in the U.S. and in other markets. Reimbursement by a third party payor may depend upon a number of factors, including the third party payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Obtaining reimbursement approval for a product from each governmental or other third party payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost effectiveness data for the use of our products to each payor. We may not be able to provide data sufficient to gain acceptance with respect to reimbursement or might need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of any future products to such payors’ satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources. Even when a payor determines that a product is eligible for reimbursement, the payor may impose coverage limitations that preclude payment for some uses that are approved by the FDA or non-U.S. regulatory authorities. In addition, there is a risk that full reimbursement may not be available for high priced products. Moreover, eligibility for coverage does not imply that any product will be reimbursed in all cases or at a rate that allows us to make a profit or even cover our costs. Interim payments for new products, if applicable, may also not be sufficient to cover costs and may not be made permanent.

Even if we obtain regulatory approval for our product candidates, if we are unable to successfully develop internal and external commercialization capabilities, we will be unable to successfully commercialize them.

We currently have limited internal capabilities for the commercialization of any product candidates that may be approved. In order to commercialize a product if approved, we must develop our internal sales, marketing, contracting and reimbursement capabilities. We will need to commit significant time and financial and managerial resources to develop a medical affairs team, and a marketing and sales force with technical expertise and with supporting distribution capabilities.

Factors that may inhibit our efforts to develop our commercialization capabilities include:

•	our inability to recruit and retain adequate numbers of effective medical and commercial personnel or manage a potential substantial increase in our number of full-time employees in a short period;

•	our inability to train sales personnel, who may have limited experience with us or our future products, to deliver a consistent message regarding and be effective in convincing physicians to prescribe our future products;

•	our inability to equip medical and sales personnel with effective materials, including medical and sales literature to help them educate physicians and other healthcare providers regarding applicable rare diseases and our future products; and

•	unforeseen costs and expenses associated with creating and sustaining an independent sales and marketing organization.

If we are not successful in building a medical affairs and sales and marketing infrastructure, we will have difficulty commercializing any future products, which would adversely affect our business and financial condition.

In addition, we plan to rely on third parties to help distribute our future products to patients. We expect that we will need to contract with third-party logistics companies to warehouse and distribute any approved products, and coordinate prescription intake and distribution, reimbursement adjudication, patient financial support, and ongoing compliance support. This distribution network will require significant coordination with our sales and marketing and finance organizations. If we are unable to effectively establish and manage the distribution process, the commercial launch and sales of any future products we may commercialize, will be delayed or severely compromised and our results of operations may be harmed.

We expect to rely heavily on orphan drug exclusivity for sebelipase alfa and SBC-103. A competitor may receive orphan drug marketing authorization prior to us for the same indication for which we are seeking approval.

Approval of sebelipase alfa and SBC-103 as orphan drugs would grant us seven years of marketing exclusivity under the Federal Food, Drug, and Cosmetic Act, and up to 10 years of marketing exclusivity in

Europe. While the orphan drug designation for sebelipase alfa and SBC-103 will provide market exclusivity in the U.S., Europe and Japan, we will not be able to exclude other companies from manufacturing and/or selling drugs using the same active ingredient for the same indication beyond that timeframe. Furthermore, the marketing exclusivity in Europe can be reduced from 10 years to six years if the initial designation criteria have significantly changed since the market authorization of the orphan drug or orphan exclusivity may be revoked if we cannot reliably supply the market. Even if we have orphan drug designation for a particular drug indication, we cannot guarantee that another company also with orphan drug designation will not receive marketing authorization for the same indication before we do. If that were to happen, our applications for that indication may not be approved until the competing company’s period of exclusivity has expired. Also, we cannot guarantee that another company with orphan drug designation will not receive marketing authorization for the same indication at the same time we do. In this case, both companies would receive market exclusivity, which could have a material adverse effect on sales in that market. Even if we are the first to obtain marketing authorization for an orphan drug indication, there are circumstances under which a competing product may be approved for the same indication during the seven-year period of marketing exclusivity in the U.S., such as if the later product is shown to be clinically superior to our product, or if the later product is a different drug than sebelipase alfa or SBC-103. Further, the seven-year marketing exclusivity in the U.S. would not prevent competitors from obtaining approval of the same compound for other indications or the use of other types of drugs for the same use as the orphan drug.

We face significant competition from other pharmaceutical and biotechnology companies. Our operating results will suffer if we fail to compete effectively.

The pharmaceutical and biotechnology industries are intensely competitive and subject to rapid and significant technological change. Our competitors include organizations such as major multinational pharmaceutical companies, established biotechnology companies and specialty pharmaceutical and generic drug companies. Many competitors have greater financial and other resources than we have, such as larger research and development staff, more extensive marketing, distribution, sales and manufacturing organizations and experience, more extensive clinical trial and regulatory experience, expertise in prosecution of intellectual property rights and access to development resources like personnel and technology. As a result, these companies may develop or improve existing technologies that make our manufacturing technology or product candidates obsolete or they may obtain regulatory approval more rapidly than we are able to and may be more effective in selling and marketing their products.

We are subject to regulations regarding the manufacturing of therapeutic proteins and, if we are unable to comply, or if we or any third party provider fails to provide sufficient quantities of material, we may experience delays and incur additional costs.

We and our third party suppliers are subject to ongoing periodic unannounced inspections by the FDA, corresponding state agencies or non-U.S. regulatory authorities to ensure strict compliance with cGMPs and other government regulations and corresponding foreign standards. The cGMP requirements govern manufacturing, quality control and documentation policies and procedures. Complying with cGMP and non-U.S. regulatory requirements will require that we expend time, money, and effort in production, recordkeeping, and quality control to assure that the product candidate or product meets applicable specifications and other requirements. We and our contract manufacturers and testing laboratories must also pass pre-approval inspections prior to regulatory approvals. Failure to pass a pre-approval inspection might significantly delay regulatory approval of our product candidates. If we or our contract manufacturers or testing laboratories fail to comply with these requirements, we would be subject to possible regulatory action and might be limited in the jurisdictions in which we are permitted to sell our products. As a result, our business, financial condition, and results of operations might be materially harmed.

We currently manufacture the therapeutic protein product candidates that we are developing, using both internal resources and external contract manufacturers; however, we have limited experience in manufacturing or procuring products in commercial quantities and our manufacturing system has never been utilized to produce a product approved by regulatory authorities for commercial use. We may not be able to manufacture enough product to conduct clinical trials or for later commercialization at an acceptable cost or at all. We may not be able to produce, or sufficiently test comparable drug materials derived from different manufacturing facilities operating by us or from processes run by our third party manufacturing partners, which could impact our ability or timing with respect to receiving regulatory approval for our product candidates. In addition, a number of other factors could cause production interruptions at our facilities or the facilities of our third-party providers, including equipment malfunctions, facility contamination, labor problems, raw material shortages or contamination, natural disasters, disruption in utility services, terrorist activities, human error or disruptions in the operations of our suppliers.

Our product candidates are biologics and are very difficult to manufacture. We employ multiple steps to attempt to control the manufacturing processes. Problems with these manufacturing processes, even minor deviations from the normal process, could result in product defects or manufacturing failures that result in lot failures, product recalls, product liability claims and insufficient material for clinical trials. Certain of the raw materials required in the manufacturing and the formulation of our product candidates are derived from biological sources, including egg white and human serum albumin. Such raw materials are difficult to procure and may be subject to contamination or recall. Also, some countries in which we may operate could restrict the use of certain biologically derived substances in the manufacture of drugs. A material shortage, contamination, recall, or restriction on the use of certain biologically derived substances in the manufacture of our products could adversely impact or disrupt manufacturing or could result in a withdrawal of our product candidates.

Our current and anticipated future reliance on a limited number of third parties to complete the manufacturing process for our products exposes us to certain risks.

We currently rely on third parties to complete the manufacturing process, including purifying, finishing and filling our products. Our anticipated future reliance on a limited number of third-party manufacturers exposes us to the following risks:

•	We might be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA and other regulatory authorities must approve any replacement contractor. This approval would generally require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products prior to receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture the relevant drugs in the volume and of the quality required to meet our clinical and commercial needs, if any.

•	Our third-party contract manufacturers might not perform as agreed or might not remain in the contract manufacturing business for the time required to supply possible clinical trials or to successfully produce, store and distribute our products.

•	Drug manufacturers are subject to ongoing periodic unannounced inspections by regulatory authorities, corresponding state agencies and non-U.S. regulatory authorities to ensure strict compliance with cGMP, and other government regulations and corresponding foreign standards. We do not have complete control over third-party manufacturers’ compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for the relevant products, we might not own, or might have to share, the intellectual property rights to the innovation with our licensors.

•	We might compete with other companies for access to these manufacturers’ facilities and might be subject to manufacturing delays if the manufacturers give other clients higher priority than us.

Each of these risks could delay our clinical trials or the approval, if any, of our product candidates by the FDA or the commercialization of our product candidates and could result in higher costs or deprive us of potential product revenues. As a result, our business, financial condition, and results of operations might be materially harmed.

If we do not achieve our projected development and commercialization goals in the time frames we expect and announce, the credibility of our management and our organizational competence may be adversely affected.

For planning purposes, we estimate the timing of the accomplishment of various scientific, preclinical, clinical, regulatory, market launch and commercialization goals, which we sometimes refer to as milestones. These milestones may include the commencement or completion of scientific, preclinical and clinical studies, the submission of regulatory filings and eventual product launch.

From time to time, we may publicly announce the estimated timing of some of these milestones. All of these milestones will be based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in many cases for reasons beyond our control. For example, clinical trials may be delayed due to factors such as regulatory agency approval, institutional review board approvals, qualification of clinical sites, scheduling conflicts with participating clinicians and clinical institutions and the rate of patient enrollment. In most circumstances, we rely on academic institutions, major medical institutions, governmental research organizations (U.S. or internationally based), clinical research organizations or contract manufacturing organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our product candidates. We will have limited control over the timing and other aspects of these clinical trials.

If we do not meet the milestones as publicly announced (or as projected by various security analysts who follow us), our stockholders or potential stockholders may lose confidence in our ability to meet overall product development and commercialization goals and, as a result, the price of our common stock may decline.

Risks Related to Intellectual Property

If we infringe the rights of third parties we might have to forgo selling our future products, pay damages, or defend litigation.

If our product candidates, methods, processes, or other technologies infringe the proprietary rights of other parties, we could incur substantial costs and might have to:

•	obtain rights or licenses from such third parties, which might not be available on commercially reasonable terms, if at all;

•	abandon an infringing product candidate;

•	redesign products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; and/or

•	engage in litigation or administrative proceedings which might be costly whether we win or lose, and which could result in a substantial diversion of financial and management resources.

Any of these events could substantially harm our earnings, financial condition, and operations.

Our business depends on protecting our intellectual property.

We and our licensors are pursuing intellectual property protection for sebelipase alfa and other product candidates in the form of patent applications that have been and will continue to be filed in the U.S. and in other countries; however, there can be no assurance that patents will issue with the scope for which they are originally filed, if at all.

If we and our licensors do not obtain protection for our respective intellectual property rights and our products are not, or are no longer, protected by regulatory exclusivity protection, such as orphan drug protection, our competitors might be able to develop and commercialize competing drugs.

Our success, competitive position, and future revenues, if any, depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes, and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights, and to operate without infringing on the proprietary rights of third parties. We currently hold various issued patents and exclusive licenses to issued patents and own and have exclusive licenses to various patent applications, in each case in the U.S. as well as rights under foreign patents and patent applications. We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, the patent process is subject to numerous risks and uncertainties, and there can be no assurance that we will be successful in protecting our products by obtaining and defending patents. These risks and uncertainties include the following:

•	our patent rights might be challenged, invalidated, or circumvented, or otherwise might not provide any competitive advantage;

•	our competitors, many of which have substantially greater resources than we do and many of which might make significant investments in competing technologies, might seek, or might already have obtained, patents that will limit, interfere with, make obsolete, or eliminate our ability to make, use, and sell our potential products either in the U.S. or in international markets;

•	governments may adopt regulations requiring compulsory licensing of IP rights, and governments or courts may render decisions enforcing those regulations;

•	as a matter of public policy regarding worldwide health concerns, there might be significant pressure on the U.S. government and other international governmental bodies to limit the scope of patent protection both inside and outside the U.S. for disease treatments that prove successful; and

•	countries other than the U.S. might have less restrictive patent laws than the U.S., giving foreign competitors the ability to exploit these laws to create, develop, and market competing products.

In addition, the U.S. Patent and Trademark Office (“USPTO”) and patent offices in other jurisdictions have often required that patent applications concerning pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we or our licensors are able to obtain patents, the patents might be substantially narrower than anticipated.

Patent and other intellectual property protection is crucial to the success of our business and prospects, and there is a risk that such protections will prove inadequate. Our business and prospects might be materially harmed if these protections prove insufficient.

On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law, including provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The USPTO has issued regulations and procedures to govern administration of the Leahy-Smith Act, but many of the substantive changes to patent law associated with the Leahy-Smith Act have only recently become effective. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

We rely on trade secret protections through confidentiality agreements with our employees and third parties, and the breach of these agreements could adversely affect our business and prospects.

We rely on trade secrets, which we seek to protect, in part, through confidentiality and non-disclosure agreements with our employees, collaborators, suppliers, and other parties. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any such breach, or that our trade secrets will not otherwise become known to or independently developed by our competitors. We might be involved from time to time in litigation to determine the enforceability, scope, and validity of our proprietary rights. Any such litigation could result in substantial cost and divert management’s attention from operations. If any of these events occurs, or we otherwise lose protection for our trade secrets or proprietary know-how, the value of this information may be greatly reduced.

We are dependent on certain license relationships.

We have licensed technology that is related to our proprietary expression technology from the University of Georgia, University of Minnesota and Pangenix. In addition, we obtained exclusive worldwide rights to multiple patents and patent applications relating to the use of LAL for the treatment of LAL Deficiency and atherosclerosis from Shire and Cincinnati Children’s Hospital Research Foundation. We might enter into additional licenses in the future. Licenses to which we are a party contain, and we expect that any future licenses will contain, provisions requiring up-front, milestone, and royalty payments to licensors and other conditions to maintaining the license rights. If we fail to comply with our obligations under any such license, the applicable licensor may have the right to terminate the license on relatively short notice and as a result, we may not be able to commercialize drug candidates or technologies that were covered by the applicable license. Also, the milestone and other payments associated with these licenses will make it less profitable for us to develop our drug candidates.

Risks Related to our Business Operations and Industry

If we are unable to retain and recruit qualified scientists and advisors, or if any of our key executives, key employees or key consultants discontinues his or her employment or consulting relationship with us, it may delay our development efforts or otherwise harm our business.

The loss of any of our key executives, employees or key consultants could impede the achievement of our research and development objectives. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future is critical to our success. We may be unable to attract and retain personnel on acceptable terms given the competition among biotechnology, biopharmaceutical, and health care companies, universities, and non-profit research institutions for experienced scientists and other disciplines. Competition for employees may impact our ability to recruit and retain qualified personnel in the future. Certain of our officers, directors, scientific advisors, and/or consultants or certain of the officers, directors, scientific advisors, and/or consultants hereafter appointed may from time to time serve as officers, directors, scientific advisors, and/or consultants of other biopharmaceutical or biotechnology companies. We do not maintain “key man” insurance policies on any of our officers or employees. We currently have employment contracts with our Chief Executive Officer, Sanj K. Patel, and other executive officers which provide for certain severance benefits. Consistent with our current employment policies, all of our employees are employed “at will” and, therefore, each employee may leave our employment at any time. If we are unable to retain our existing employees, including qualified scientific personnel, and attract additional qualified candidates, our business and results of operations could be adversely affected. We are not aware of any key personnel who intend to retire or otherwise leave us in the near future.

If we fail to manage projected growth, our results and operations may be adversely affected.

With our growth and preparation for a potential commercial launch of sebelipase alfa for the treatment of LAL Deficiency and the continued progress of our preclinical-stage programs, we will be required to retain existing and add required new qualified and experienced personnel in the commercial, regulatory, manufacturing, quality, program management, clinical and medical areas over the next several years. Also, as our preclinical pipeline diversifies through internal discoveries, or the acquisition or in-licensing of new molecules, we will need to hire additional scientists to supplement our existing scientific expertise over the next several years.

Our staff, financial resources, systems, procedures or controls may be inadequate to support our expanding operations and our management may be unable to take advantage of future market opportunities or manage successfully our relationships with third parties if we are unable to adequately manage our anticipated growth and the integration of new personnel.

We may pursue rapid expansion of our workforce or diversify our business strategy through mergers, acquisitions, licensing arrangements or other contractual arrangements with third parties which may require substantial resources and substantial amounts of time from members of our senior management and involve numerous risks.

We may spend substantial resources to hire additional employees or pursue acquisitions of new technologies or businesses that we would expect to be complementary to our current technologies or business focus through mergers, acquisitions, licensing arrangements or other contractual arrangements with third parties. Acquisitions of technologies, companies or product rights involve numerous risks, including potential difficulties in the integration of acquired operations such as retaining key employees of an acquired business, integrating research and development programs, not meeting financial objectives, increased costs, undisclosed liabilities not covered by insurance or terms of acquisition, and diversion of management’s attention and resources in connection with an acquisition. No assurance can be given as to our success in identifying, executing, and integrating acquisitions in the future.

Our operations are subject to the economic, political, legal and business conditions in the countries in which we do business, and our failure to operate successfully or adapt to changes in these conditions could cause our operations to be limited or disrupted.

We have expanded our operations outside of the United States and expect to continue to do so in the future. Our current operations in foreign countries subject us to certain risks that could cause our operations to be limited or disrupted, including volatility in international economies, inflation, political instability, difficulties enforcing contractual and intellectual property rights, changes in laws, regulations or enforcement practices with respect to our business, compliance with tax, employment and labor laws, costs and difficulties in recruiting and retaining qualified managers and employees to manage and operate the business in local jurisdictions and costs and difficulties in managing and monitoring international operations.

We are exposed to product liability and preclinical and clinical liability risks which could place a substantial financial burden upon us, should we be sued, if we do not have adequate liability insurance or general insurance coverage for such a claim.

Our business exposes us to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of products like ours. Foreign regulations or clinical sites may require us, as sponsor, to be liable for medical outcomes even if an adverse event is not directly related to our product candidate. In addition, the use in our clinical trials of pharmaceutical formulations and products that our potential collaborators may develop and the subsequent sale of these formulations or products by us or our potential collaborators may cause us to bear a portion or all of the product liability risks. As is common for companies sponsoring such clinical testing, we carry product liability insurance. This insurance may in some instances may be insufficient to offset a negative judgment or settlement payment. As a result, a successful liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of patients, our suppliers, and business partners, and personally identifiable information. The secure maintenance of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations, and damage our reputation which could adversely affect our business.

We may be subject, directly or indirectly, to healthcare fraud and abuse laws, false claims laws, and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties and it could affect our ability to develop, market and sell our potential products.

If we obtain FDA approval for any of our product candidates and commercialize those products in the United States, our operations may be directly, or indirectly through our customers, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act, and physician sunshine laws and regulations. These laws may impact, among other things, our proposed sales, marketing, and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

•	federal healthcare program anti-kickback law, which prohibits, among other things, persons from soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual for a healthcare item or service, or the purchasing or ordering of an item or service, for which payment may be made under a federal healthcare program such as Medicare or Medicaid;

•	federal false claims law, which prohibits, among other things, individuals or entities from knowingly presenting or causing to be presented, claims for payment by government funded programs such as Medicare or Medicaid that are false or fraudulent, and which may apply to us by virtue of statements and representations made to customers or third parties;

•	the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the Health Information Technology and Clinical Health (HITECH) Act, which prohibit executing a scheme to defraud healthcare programs; impose requirements relating to the privacy, security, and transmission of individually identifiable health information; and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information;

•	the federal physician sunshine requirements under the health care reform laws requires manufacturers of drugs, devices, biologics, and medical supplies to report annually to the U.S. Department of Health and Human Services information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations; and

•	state laws comparable to each of the above federal laws, such as, for example, anti-kickback and false claims laws applicable to commercial insurers and other non-federal payors, requirements for mandatory corporate regulatory compliance programs, and laws relating to patient data privacy and security.

Similar strict restrictions are imposed on the promotion and marketing of drug products in the EU and other countries. Violations of the rules governing the promotion of drug products in the EU could be penalized by administrative measures, fines and imprisonment.

Interactions between pharmaceutical companies and physicians are also governed by strict laws, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct in the individual EU member states. The provision of any inducements to physicians to prescribe, recommend, endorse, order, purchase, supply, use or administer a drug product is prohibited. A number of EU member states have introduced additional rules requiring pharmaceutical companies to publicly disclose their interactions with physicians and to obtain approval from employers, professional organizations and/or competent authorities before entering into agreements with physicians. Violations of these rules could lead to the imposition of fines or imprisonment.

Laws, including those governing promotion, marketing and anti-kickback provisions, industry regulations and professional codes of conduct are often strictly enforced. Increasing regulatory scrutiny of the promotional activities of pharmaceutical companies has been observed in a number of EU member states. We are also subject to the FCPA, the U.K. Bribery Act, and other anti-corruption laws and regulations pertaining to our efforts in this area. For example, the Bribery Act in the United Kingdom entered into force in July 2011 applies to any company incorporated in or “carrying on business” in the United Kingdom, regardless of the country in which the alleged bribery activity occurs and even if the inappropriate activity is undertaken by our international distribution partners.

Our success will depend in part on relationships with third parties. Any adverse changes in these relationships could adversely affect our business, financial condition, or results of operations.

Our success will be dependent on our ability to maintain and renew business relationships with third parties and to establish new business relationships. There can be no assurance that our management will be able to maintain such business relationships, or enter into or maintain new business contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on our business, financial condition, or results of operations.

Our charter documents and indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by law, which may obligate us to make substantial payments and to incur significant insurance-related expenses.

Our charter documents require us to indemnify our directors and officers to the fullest extent permitted by law. This could require us, with some legally prescribed exceptions, to indemnify our directors and officers against any and all expenses, judgments, penalties, fines, and amounts reasonably paid in defense or settlement of an action, suit, or proceeding brought against any of them by reason of the fact that he or she is or was our director or officer. In addition, expenses incurred by a director or officer in defending any such action, suit, or proceeding must be paid by us in advance of the final disposition of that action, suit or proceeding if we receive an undertaking by the director or officer to repay us if it is ultimately determined that he or she is not entitled to be indemnified. We have also entered into indemnification agreements with each of our directors and officers. In furtherance of these indemnification obligations, we maintain directors’ and officers’ insurance in the amount of $30,000,000. For future renewals, if we are able to retain coverage, we may be required to pay a higher premium for our directors’ and officers’ insurance than in the past and/or the amount of its insurance coverage may be decreased.

Risks Related to FUZEON Revenue

We derive a significant portion of our income from royalties on sales of FUZEON. If FUZEON sales continue to decline, our business could suffer.

Royalties on sales of FUZEON are currently a significant source of revenue for us. FUZEON competes with numerous existing therapies for the treatment of HIV. From 2010 through 2013, overall FUZEON net sales reported by Roche have shown a general declining trend, from $88.4 million in 2010 to $45.8 million in 2013. We cannot predict if or when sales levels for FUZEON will stabilize.

Uncertainties relating to third-party reimbursement and health care reform measures could limit payments or reimbursements for FUZEON, which could adversely affect our business.

Currently, because of the high cost of the treatment of HIV, many state legislatures are reassessing reimbursement policies for this therapy. If third-party payor reimbursements for FUZEON are limited or reduced, our results of operations will be adversely affected. In addition, emphasis in the U.S. on the reduction of the overall costs of health care through managed care has increased and will continue to increase the pressure to reduce the prices of pharmaceutical products.

The wholesale acquisition cost of a one-year supply of FUZEON in the U.S. is approximately $35,135. A high drug price could also negatively affect patients’ ability to receive reimbursement coverage for FUZEON from third-party payors, such as private or government insurance programs. If Roche is unable to obtain and maintain reimbursement from a significant number of third-party payors, it would have a material adverse effect on our business, financial condition and results of operations.

Currently, FUZEON is covered by Medicaid in all 50 states in the U.S. In addition, the AIDS Drug Assistance Programs in all 50 states and a majority of private insurers provide some amount of access to FUZEON. However, there are reimbursement challenges remaining. Some of the payors require patients to meet minimum medical requirements, such as maintaining certain cell levels associated with HIV, to receive reimbursement. Other payors limit the number of patients to which they will provide reimbursement for FUZEON, and other payors may require co-payments by the patient in order to receive reimbursement for FUZEON that are significantly higher than those required for other anti-HIV drugs.

Several major pharmaceutical companies have offered to sell their anti-HIV drugs at or below cost to certain countries in Africa and Least Developed Countries (as defined by the United Nations), which could adversely affect the reimbursement climate of, and the prices that may be charged for, HIV medications in the U.S. and the rest of the world. Third-party payors could exert pressure for price reductions in the U.S. and the rest of the world based on these lower costs offered in Africa and Least Developed Countries. This price pressure could limit the price that Roche would be able to charge for FUZEON, thereby adversely affecting our results of operations

If the sale of FUZEON infringes the proprietary rights of third parties, we may need to obtain licenses, pay damages or defend litigation.

If the sale of FUZEON infringes the proprietary rights of third parties, we could incur substantial costs and may have to:

•	obtain licenses, which might not be available on commercially reasonable terms, if at all;

•	pay damages; and/or

•	engage in litigation or administrative proceedings which might be costly whether we win or lose, and which could result in a substantial diversion of financial and management resources.

Any of these events could substantially harm our earnings, financial condition, and operations.

On November 20, 2007, Novartis Vaccines and Diagnostics, Inc. (Novartis) filed a lawsuit against us and Roche and certain of its affiliated entities, alleging infringement of Novartis’s U.S. Patent No. 7,285,271 (the 271 Patent), related to the manufacture, sale and offer for sale of FUZEON. On September 23, 2010, we entered into a settlement agreement (the Settlement Agreement) with Roche and Novartis settling the lawsuit and the lawsuit was dismissed with prejudice from the Eastern District of North Carolina on September 28, 2010. Under the terms of the Settlement Agreement, we, in collaboration with Roche, have the right to continue to sell FUZEON under a license to the ‘271 Patent in exchange for the payment of royalties to Novartis on net sales of FUZEON. We will share responsibility for payment of these royalties equally with Roche.

We rely on Roche to timely deliver important financial information relating to sales of FUZEON. In the event that this information is inaccurate, incomplete, or not timely, we will not be able to meet our financial reporting obligations as required by the SEC.

Under the Amended and Restated Agreement by and between Roche and Trimeris, effective as of January 1, 2011 (the Roche License Agreement), Roche has exclusive control over the flow of information relating to sales of FUZEON that we require to meet our SEC reporting obligations. Roche is required under the Roche License Agreement to provide us with timely and accurate financial data related to sales of FUZEON so that we may meet our reporting requirements under federal securities laws. In the event that Roche fails to provide us with timely and accurate information, we may incur significant liability with respect to the federal securities laws, our disclosure controls and procedures under the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) may be inadequate, and we may be forced to restate our financial statements, any of which could adversely affect the market price of our common stock.

Risks Relating to Our Financial Position and Capital Requirements

We may be unable to raise the substantial additional capital that we will need to further develop and commercialize our products.

As is typical of biotechnology companies at our stage of development, our operations consume substantial amounts of cash and we will need substantial additional funds to further develop and commercialize our products.

While we will need to seek additional funding, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of our common stock. We may also seek additional funds through arrangements with collaborators or other third parties. These arrangements would generally require us to relinquish rights to some of our technologies, product candidates or products, and we may not be able to enter into such agreements, on acceptable terms, if at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our development programs, including some or all of our product candidates.

We have incurred significant losses since our inception and anticipate that we will continue to incur losses for the foreseeable future. We are a company with limited historical revenues, which makes it difficult to assess our future viability.

We are a clinical-stage biopharmaceutical company. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. We expect our expenses to increase in connection with our efforts to seek approval for and commercialize sebelipase alfa and our research and development of our other product candidates, including but not limited to, SBC-103. As a result, we expect to continue to incur significant research and development and other expenses related to our ongoing operations for the foreseeable future. If any of our product candidates fail in clinical trials or do not gain regulatory approval, or if any of our product candidates, if approved, fail to achieve market acceptance, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

Our ability to utilize Trimeris’ net operating loss and tax credit carryforwards in the future is subject to substantial limitations and may be further limited as a result of the Reverse Merger.

Federal and state income tax laws impose restrictions on the utilization of net operating loss (“NOL”) and tax credit carryforwards in the event that an “ownership change” occurs for tax purposes, as defined by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an ownership change occurs when stockholders owning 5% or more of a “loss corporation” (a corporation entitled to use NOL or other loss carryforwards) have increased their aggregate ownership of stock in such corporation by more than 50 percentage points during any three-year period. If an “ownership change” occurs, Section 382 of the Code imposes an annual limitation on the amount of post-ownership change taxable income that may be offset with pre-ownership change NOLs of the loss corporation experiencing the ownership change. The annual limitation is calculated by multiplying the loss corporation’s value immediately before the ownership change by the greater of the long-term tax-exempt rate determined by the IRS in the month of the ownership change or the two preceding months. This annual limitation may be adjusted to reflect any unused annual limitation for prior years and certain recognized built-in gains and losses for the year. Section 383 of the Code also imposes a limitation on the amount of tax liability in any post-ownership change year that can be reduced by the loss corporation’s pre-ownership change tax credit carryforwards.

On November 2, 2011, we completed the merger transaction between Trimeris, Inc., a Delaware corporation (“Trimeris”), and Synageva BioPharma Corp., a privately held Delaware corporation (“Private Syangeva”), pursuant to which Private Synageva became a wholly-owned subsidiary of Trimeris and Trimeris changed its name to Synageva BioPharma Corp. (the “Reverse Merger”) which resulted in an “ownership change” of Trimeris. Trimeris previously experienced an “ownership change” in 2008. Accordingly, our ability to utilize Trimeris’ NOL and tax credit carryforwards may be substantially limited. These limitations could, in turn, result in increased future tax payments for us, which could have a material adverse effect on our business, financial condition

Our ability to use net operating loss carry forwards to reduce future tax payments may be limited if there is a change in ownership of Synageva, or if taxable income does not reach sufficient levels.

As of December 31, 2013, we had $158.1 million of U.S. federal net operating loss carryforwards (NOL’s), available to reduce taxable income in future years. A portion of these NOL’s are currently subject to an annual limitation under Section 382 of the Code (section 382). We believe it is more likely than not that we will use the majority of net operating losses. However, the ability to use net operating loss carryforwards will be dependent on our ability to generate taxable income. The net operating loss carryforwards may expire before we generate sufficient taxable income.

Our ability to utilize the NOL’s may be further limited if we undergo an ownership change, as defined in section 382. This ownership change could be triggered by substantial changes in the ownership of our outstanding stock, which are generally outside of our control. An ownership change would exist if the stockholders, or group of stockholders, who own or have owned, directly or indirectly, 5% or more of the value of our stock, or are otherwise treated as 5% stockholders under section 382 and the regulations promulgated there under, increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of our stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change NOL’s. The limitation imposed by section 382 for any post-change year would be determined by multiplying the value of our stock immediately before the ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains which may be present with respect to assets held by us at the time of the ownership change that are recognized in the five-year period after the ownership change. Our use of NOL’s arising after the date of an ownership change would not be affected.

We may have exposure to additional tax liabilities which could have a material impact on our results of operations and financial position.

As a result of our international operations, we are subject to income taxes, as well as non-income based taxes, in both the United States and various foreign jurisdictions. Significant judgment is required in determining our worldwide tax liabilities. Although we believe our estimates are reasonable, the ultimate outcome with respect to the taxes we owe may differ from the amounts recorded in our financial statements. If the Internal Revenue Service, or other taxing authority, disagrees with the positions we take, we could have additional tax liability, and this could have a material impact on our results of operations and financial position. In addition, the United States government and other governments are considering and may adopt tax reform measures that significantly increase our worldwide tax liabilities which could materially harm our business, financial condition and results of operations.

Our management is required to devote substantial time to comply with public company regulations.

As a public company, we incur significant legal, accounting and other expenses. Sarbanes-Oxley and rules implemented by the SEC and the NASDAQ Global Select Market impose various requirements on public companies, including those related to corporate governance practices. Our management and other personnel will need to devote substantial time to these requirements.

Sarbanes-Oxley requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we are required to perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of Sarbanes-Oxley (“Section 404”). We will incur substantial accounting and related expenses to comply with Section 404. We may need to hire additional accounting and financial staff to satisfy the ongoing requirements of Section 404. Moreover, if we are not able to comply with the requirements of Section 404, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the NASDAQ Global Select Market, the SEC, or other regulatory authorities.

Changes in the estimated performance periods of our collaboration arrangements may negatively impact current period revenue.

We account for our collaboration arrangements under the proportional performance method, whereby the amount of revenue recognized in the current period is based on our performance compared to the total estimate to complete the project. If our estimates to complete change in future periods, our collaboration revenue may be reduced and could potentially be negative.

Risks Related to Ownership of Our Common Stock

The market price and trading volume of our common stock may be volatile.

The market price of our common stock could fluctuate significantly for many reasons, including the following factors:

•	announcements of clinical or regulatory developments or technological innovations by us or our competitors;

•	changes in our relationship with our licensors and other strategic partners;

•	our quarterly operating results;

•	declines in sales of FUZEON;

•	developments in patent or other technology ownership rights;

•	public concern regarding the safety of our products;

•	additional funds may not be available on terms that are favorable to us and, in the case of equity financings, may result in dilution to our stock holders;

•	government regulation of drug pricing; and

•	general changes in the economy, the financial markets or the pharmaceutical or biotechnology industries.

Additional factors beyond our control may also have an impact on the price of our stock. For example, to the extent that other large companies within our industry experience declines in their stock price, our stock price may decline as well. In addition, when the market price of a company’s common stock drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

Future sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock.

Future sales by us into the public market of substantial amounts of our common stock, or securities convertible or exchangeable into shares of our common stock, including shares of our common stock issued upon exercise of options and warrants, the resale by the selling stockholders of 11,400,177 shares of our common stock pursuant to this prospectus supplement, or perceptions that such sales could occur, could adversely affect the market price of our common stock and our ability to raise capital in the future.

Ownership of our common stock is highly concentrated, and it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

Our executive officers and directors, together with their respective affiliates (including certain of the selling stockholders), beneficially own and control a significant portion of our common stock. Accordingly, these executive officers, directors and their affiliates, acting individually or as a group, have substantial influence over the outcome of a corporate action requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. These stockholders may also exert influence in delaying or preventing a change in control, even if such change in control would benefit our other stockholders. In addition, the significant concentration of stock ownership may adversely affect the market value of our common stock due to investors’ perception that conflicts of interest may exist or arise.

Anti-takeover provisions in our charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of us difficult.

Our certificate of incorporation and bylaws contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

We have never declared or paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future.

Our business requires significant funding, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We have broad discretion in how we use our resources, and we may not use our cash and investments effectively or in ways with which you agree.

Our management has broad discretion as to the application of our resources. Our stockholders may not agree with the manner in which our management chooses to allocate and spend our cash, cash equivalents and investments. Moreover, our management may use our resources for corporate purposes that may not increase the market price of our common stock.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the other documents we have filed with the SEC that are incorporated herein by reference include forward-looking statements. Such forward-looking statements involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of financing needs, revenue, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning product research, development, commercialization and manufacturing expectations, plans and timelines; any statements regarding safety and efficacy of product candidates; any statements regarding clinical trial plans and plans to release data associated therewith; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. In addition, forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “seek,” “could,” “may,” “might,” or any variations of such words or other words with similar meanings.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus supplement, the accompanying prospectus and the documents that we reference in this prospectus supplement or the accompanying prospectus with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus supplement or the accompanying prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The net proceeds from the disposition of the shares of common stock covered by this prospectus supplement will be received by the selling stockholders or their transferees. We will not receive any of the proceeds from the disposition of the shares by the selling stockholders or their transferees.

SELLING STOCKHOLDERS

In connection with our March 2014 equity offering, on May 1, 2014, we entered into a new Registration Rights Agreement (the “Registration Rights Agreement”) with the selling stockholders. The Registration Rights Agreement provides that, among other things, within 10 business days of signing the agreement, the Company will file a final prospectus to its existing registration statement covering the resale of the Registrable Securities (as defined therein) of each investor party thereto. This prospectus supplement is being filed pursuant to the Registration Rights Agreement.

We are required to use our reasonable best efforts to maintain the effectiveness of the registration statement until all of the Registrable Securities have been sold or may be sold freely without limitations or restrictions as to volume or manner of sale pursuant to Rule 144.

The following table sets forth, subject to certain assumptions: (1) the name of each of the selling stockholders; (2) the number of shares of our common stock directly owned by each such selling stockholder as of the date of this prospectus supplement; (3) the number of shares of our common stock being offered pursuant to this prospectus supplement; and (4) the number of shares of our common stock owned by each of the selling stockholders upon completion of this offering. The table does not include certain shares of our common stock held by affiliates of the selling stockholders. The selling stockholders may hold a pecuniary interest in such additional shares. Following the completion of this offering and assuming the sale of all common stock offered hereunder, none of the selling stockholders listed below will own more than one percent (1%) of our outstanding common stock.

We have prepared this table using information furnished to us by or on behalf of the selling stockholders. The selling stockholders include one of our directors, Thomas Tisch, and entities affiliated with three of our directors, Thomas Tisch, Felix Baker and Stephen Biggar, and one of our former directors, Julian Baker, as indicated below.

Name	Common Stock Owned Prior to this Offering	Common Stock Being Offered Pursuant to this Prospectus Supplement	Common Stock Owned Upon Completion of this Offering(1)
Baker/Tisch Investments, L.P.(2)	206,800	206,800	0
Baker Bros. Investments, L.P.(3)	165,213	165,213	0
Baker Bros. Investments II, L.P.(4)	55,479	55,479	0
667, L.P.(5)	1,736,065	1,736,065	0
14159, L.P.(6)	211,614	211,614	0
Baker Biotech Fund II(A), L.P.(7)	100,490	100,490	0
Baker Brothers Life Sciences, L.P.(8)	8,172,521	8,172,521	0
Thomas J. Tisch(9)	378,435	378,435	0
Thomas J. Tisch 1994 Issue Trust(10)	241,866	241,866	0
Thomas J. Tisch 1999 Trust(11)	131,694	131,694	0

(1)	Assumes each selling stockholder has sold all the shares of common stock shown as being offered by each selling stockholder pursuant to this prospectus supplement.
(2)

The shares of common stock are held directly by Baker/Tisch Investments, L.P., a limited partnership the sole general partner of which is Baker/Tisch Capital, L.P., a limited partnership the sole general partner of which is Baker/Tisch Capital (GP), LLC. Julian C. Baker, a former director of the Company, and Felix J. Baker, one of our directors, are the controlling members of Baker/Tisch Capital (GP), LLC. Felix Baker and Julian Baker are principals and Stephan R. Biggar is an employee of Baker Bros. Advisors LP, which has complete and unlimited discretion and authority over Baker/Tisch Investments, L.P.’s investment and voting power. Julian Baker served as our director from 2004 until November 2011. Felix Baker has served as our director since April 2004 and currently serves as our Chairman of the Board of Directors. Stephen Biggar has served as our director since November 2011.
(3)	The shares of common stock are held directly by Baker Bros. Investments, L.P., a limited partnership the sole general partner of which is Baker Bros. Capital, L.P., a limited partnership the sole general partner of which is Baker Bros. Capital (GP), LLC. Julian C. Baker, a former director of the Company, and Felix J. Baker, one of our directors, are the controlling members of Baker Bros. Capital (GP), LLC. Felix Baker and Julian Baker are principals and Stephan R. Biggar is an employee of Baker Bros. Advisors LP, which has complete and unlimited discretion and authority over Baker Bros. Investments, L.P.’s investment and voting power. Julian Baker served as our director from 2004 until November 2011. Felix Baker has served as our director since April 2004 and currently serves as our Chairman of the Board of Directors. Stephen Biggar has served as our director since November 2011.
(4)	The shares of common stock are held directly by Baker Bros. Investments II, L.P., a limited partnership the sole general partner of which is Baker Bros. Capital, L.P., a limited partnership the sole general partner of which is Baker Bros. Capital (GP), LLC. Julian C. Baker, a former director of the Company, and Felix J. Baker, one of our directors, are the controlling members of Baker Bros. Capital (GP), LLC. Felix Baker has served as our director since April 2004 and currently serves as our Chairman of the Board of Directors. Felix Baker and Julian Baker are principals and Stephan R. Biggar is an employee of Baker Bros. Advisors LP, which has complete and unlimited discretion and authority over Baker Bros. Investments II, L.P.’s investment and voting power. Julian Baker served as our director from 2004 until November 2011. Felix Baker has served as our director since April 2004 and currently serves as our Chairman of the Board of Directors. Stephen Biggar has served as our director since November 2011.
(5)	The shares of common stock are held directly by 667, L.P., a limited partnership the sole general partner of which is Baker Biotech Capital, L.P., a limited partnership the sole general partner of which is Baker Biotech Capital (GP), LLC. Julian C. Baker, a former director of the Company, and Felix J. Baker, one of our directors, are the controlling members of Baker Biotech Capital (GP), LLC. Felix Baker has served as our director since April 2004 and currently serves as our Chairman of the Board of Directors. Felix Baker and Julian Baker are principals and Stephan R. Biggar is an employee of Baker Bros. Advisors LP, which has complete and unlimited discretion and authority over 667, L.P.’s investment and voting power. Julian Baker served as our director from 2004 until November 2011. Felix Baker has served as our director since April 2004 and currently serves as our Chairman of the Board of Directors. Stephen Biggar has served as our director since November 2011.
(6)	The shares of common stock are held directly by 14159, L.P., a limited partnership the sole general partner of which is 14159 Capital, L.P., a limited partnership the sole general partner of which is 14159 Capital (GP), LLC. Julian C. Baker, a former director of the Company, and Felix J. Baker, one of our directors, are the controlling members of 14159 Capital (GP), LLC. Felix Baker has served as our director since April 2004 and currently serves as our Chairman of the Board of Directors. Felix Baker and Julian Baker are principals and Stephan R. Biggar is an employee of Baker Bros. Advisors LP, which has complete and unlimited discretion and authority over 14159, L.P.’s investment and voting power. Julian Baker served as our director from 2004 until November 2011. Felix Baker has served as our director since April 2004 and currently serves as our Chairman of the Board of Directors. Stephen Biggar has served as our director since November 2011.
(7)	The shares of common stock are held directly by Baker Biotech Fund II(A), L.P., a limited partnership the sole general partner of which is Baker Biotech Capital II(A), L.P., a limited partnership the sole general partner of which is Baker Biotech Capital II(A) (GP), LLC. Julian C. Baker, a former director of the Company, and Felix J. Baker, one of our directors, are the controlling members of Baker Biotech Capital II(A) (GP), LLC. Felix Baker has served as our director since April 2004 and currently serves as our Chairman of the Board of Directors. Felix Baker and Julian Baker are principals and Stephan R. Biggar is an employee of Baker Bros. Advisors LP, which has complete and unlimited discretion and authority over Baker Biotech Fund II(A), L.P.’s investment and voting power. Julian Baker served as our director from 2004 until November 2011. Felix Baker has served as our director since April 2004 and currently serves as our Chairman of the Board of Directors. Stephen Biggar has served as our director since November 2011.

(8)	The shares of common stock are held directly by Baker Bros. Life Sciences, L.P., a limited partnership the sole general partner of which is Baker Brothers Life Sciences Capital, L.P., a limited partnership the sole general partner of which is Baker Brothers Life Sciences Capital (GP), LLC. Julian C. Baker, a former director of the Company, and Felix J. Baker, one of our directors, are the controlling members of Baker Brothers Life Sciences Capital (GP), LLC. Felix Baker has served as our director since April 2004 and currently serves as our Chairman of the Board of Directors. Felix Baker and Julian Baker are principals and Stephan R. Biggar is an employee of Baker Bros. Advisors LP, which has complete and unlimited discretion and authority over Baker Bros. Life Sciences, L.P.’s investment and voting power. Julian Baker served as our director from 2004 until November 2011. Felix Baker has served as our director since April 2004 and currently serves as our Chairman of the Board of Directors. Stephen Biggar has served as our director since November 2011.
(9)	Thomas Tisch currently serves as a director of the Company. He has been a director of the Company since June 2012. The common stock being offered pursuant to this prospectus supplement does not include 17,500 shares of common stock which may be acquired by Mr. Tisch upon the exercise of options that are exercisable within 60 days of the date of this prospectus supplement or the shares owned by Mr. Tisch’s family members, as to which Mr. Tisch disclaims beneficial ownership.
(10)	The shares of common stock are held by the Thomas J. Tisch 1994 Issue Trust. Thomas Tisch, one of our directors, is the trustee and beneficial owner of the Thomas J. Tisch 1994 Issue Trust and has complete and unlimited discretion and authority over the Thomas J. Tisch 1994 Issue Trust’s investment and voting power. Mr. Tisch has served as our director since June 2012.
(11)	The shares of common stock are held by the Thomas J. Tisch 1999 Trust. Thomas Tisch, one of our directors, is the trustee and beneficial owner of the Thomas J. Tisch 1999 Trust and has complete and unlimited discretion and authority over the Thomas J. Tisch 1999 Trust’s investment and voting power. Mr. Tisch has served as our director since June 2012.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus supplement and accompanying prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file an amendment to this prospectus supplement. If the selling stockholders use this prospectus supplement and accompanying prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus supplement and accompanying prospectus and may sell the shares of common stock from time to time under this prospectus supplement and accompanying prospectus after we have filed an amendment to this prospectus supplement under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the transferee or other successors in interest as selling stockholders under this prospectus supplement.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders and any such other person. In addition, Regulation M of the Exchange Act may restrict sales activity by a person engaged in the distribution of the shares for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to shares of our common stock. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M may apply to their sales in the market.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES WE ARE OFFERING

In this offering, the selling stockholders are offering a maximum of 11,400,177 shares of common stock.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Common Stock” on page 10 of the accompanying prospectus.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Steve Mahoney, Senior Vice President and Chief Legal Officer of the Company.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.synageva.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room

100 F Street N.E.

Washington, DC 20549

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement and accompanying prospectus. We incorporate by reference into this prospectus supplement and accompanying prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules). We hereby incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on March 3, 2014, as amended March 4, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, as filed with the SEC on May 1, 2014;

•	Our Current Reports on Form 8-K filed on February 26, 2014 and March 6, 2014; and

•	The description of our common stock contained in our registration statement on Form 8-A filed October 1, 1997, under the Securities Act, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Synageva BioPharma Corp.

33 Hayden Avenue

Lexington, Massachusetts 02421

(781) 357-9900

Copies of these filings are also available, without charge, through the “Investor Relations” section of our website (www.synageva.com) as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not part of this prospectus supplement and accompanying prospectus.

PROSPECTUS

SYNAGEVA BIOPHARMA CORP.

Common Stock

Preferred Stock

Warrants

Debt Securities

We may offer and sell from time to time, in one or more series or issuances and on terms determined at the time of the offering, any combination of the securities described in this prospectus. In addition, selling security holders to be named in a prospectus supplement may offer our securities from time to time.

Specific terms of any offering will be provided in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers or agents involved in the sale of our securities and their compensation will be described in the applicable prospectus supplement.

General Information

Our common stock is traded on the Nasdaq Global Select Market under the symbol “GEVA.” On December 28, 2012, the closing price of our common stock was $46.30.

Investing in our securities involves risks. See “Risk Factors” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 3, 2013

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to give you information different from that contained in this prospectus. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, any combination of the securities described in this prospectus may be sold in one or more offerings. Each time securities are sold under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, including all documents incorporated herein by reference, together with additional information described under “Where You Can Find More Information” below.

This prospectus does not include all of the information that is in the registration statement. We omitted certain parts of the registration statement from this prospectus as permitted by the SEC. We refer you to the registration statement and its exhibits for additional information about us and the securities that may be sold under this prospectus.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise requires, “Synageva,” the “Company,” “we,” “us,” “our” and similar names refer to Synageva BioPharma Corp. and its subsidiaries unless we state otherwise or the context otherwise requires.

OUR BUSINESS

We are a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of therapeutic products for patients with life-threatening rare diseases and unmet medical needs. We have several protein therapeutics in our pipeline, including two enzyme replacement therapies for lysosomal storage disorders (LSD) and additional programs for other life-threatening genetic conditions for which there are currently no approved treatments.

We have a team with a proven track record of successfully developing and delivering products that provide meaningful medical value. Our pipeline is focused on first-mover, orphan diseases and we believe our manufacturing technology allows consistent, scalable, sustainable and capital efficient production of our protein therapeutics with the further potential to leverage this technology to develop improved biologic therapies for unmet medical needs. We have retained the worldwide rights to our pipeline programs, including our lead program, sebelipase alfa (formerly referred to as SBC-102) for the treatment of an ultra rare LSD known as lysosomal acid lipase deficiency (LAL Deficiency). We are building the company to independently develop and commercialize our products globally.

Sebelipase alfa is a recombinant form of the human lysosomal acid lipase (LAL) enzyme under development as an enzyme replacement therapy for LAL Deficiency. LAL Deficiency is a rare, autosomal recessive LSD caused by a marked decrease in LAL enzyme activity. In LAL deficient patients, the marked reduction in LAL enzyme activity causes the buildup of fatty material in the liver, spleen and blood vessel walls. This results in a range of abnormalities including liver dysfunction often leading to liver fibrosis, cirrhosis, and ultimately hepatic failure as well as dyslipidemia. Late onset LAL Deficiency, sometimes called Cholesteryl Ester Storage Disease (CESD), affects both children and adults where liver involvement often leads to hepatic damage, cirrhosis and liver failure and type II hyperlipidemia (high cholesterol and triglycerides). Early onset LAL Deficiency, sometimes called Wolman disease, affects infants and is characterized by severe malabsorption, growth failure, and hepatic failure and is usually fatal within the first year of life.

We are currently evaluating sebelipase alfa in global clinical trials and sebelipase alfa has been granted orphan designations by the U.S. Food and Drug Administration (FDA), the European Medicines Agency, and the Japanese Ministry of Health, Labour and Welfare. Additionally, sebelipase alfa received “fast track” designation by the FDA.

Nine adults with LAL Deficiency were enrolled in December 2011 in an initial Phase I/II trial evaluating sebelipase alfa in adults with late onset LAL Deficiency. Patients were predominantly male with a mean age of 32 years (range 19-45). Eight of the nine patients had a history of hepatomegaly, and two of the nine patients had evidence of more advanced liver disease, including cirrhosis and portal hypertension. Seven patients had a history of other cardiovascular conditions. Seven of the nine patients were receiving treatment with lipid modifying therapies including ezetimibe, statins, and other medications. After completing four weeks of treatment in the initial trial and at least four weeks of a post-treatment observation period, patients were allowed to receive continued treatment with sebelipase alfa by enrolling in a long-term and still ongoing open-label extension study.

Eight of the nine patients have enrolled in the extension study. These patients received four once-weekly infusions of sebelipase alfa (0.35 mg/kg, 1.0 mg/kg, or 3.0 mg/kg) and then transitioned to every other week infusions of sebelipase alfa (1.0 mg/kg or 3.0 mg/kg). In November 2012, at the American Association for the Study of Liver Diseases (AASLD) annual meeting, we announced 24 week results from the extension study. Data at the AASLD meeting were derived from seven of the eight patients who completed six months of dosing in the extension study.

For these seven patients, longer term dosing with sebelipase alfa produced mean decreases for alanine aminotransferase (ALT) and aspartate transaminase (AST) from the initial baseline to week 24 of the extension study of 54% and 30%, respectively (p < 0.05 for both). In addition, sebelipase alfa resulted in mean decreases from the initial baseline to week 24 of the extension study for total cholesterol of 31%, LDL of 43% and triglycerides of 22%, p < 0.05 for all measures, as well as mean increases in HDL of 14% (p=0.09). In the extension study, liver fat fraction is measured by multi-echo magnetic resonance imaging (MRI) or magnetic resonance spectroscopy and liver volume is measured by MRI. At the end of 24 weeks, treatment with sebelipase alfa in the extension study resulted in a mean decrease in liver fat fraction of 34% and a mean decrease in liver volume of 8%. At the Lysosomal Disease Network World Symposium in February 2013, investigators will present nine month data from the extension study that demonstrate comparable safety and efficacy to the six month data presented at the November 2012 AASLD meeting. The clinical relevance of these various endpoints remains subject to regulatory assessment and, while these preliminary data are encouraging, they do not guarantee eventual regulatory approval, which will be based on the totality of clinical evidence when studies are complete.

Sebelipase alfa was well tolerated throughout the initial 24 weeks of the extension study. The majority of adverse events were mild and unrelated to sebelipase alfa. Related or possibly related adverse events included headache, diarrhea, mild abdominal pain and cholesterol elevation. The majority of infusion-related reactions were gastrointestinal (diarrhea, abdominal cramping) and of mild severity. No antidrug antibodies were detected in any of the nine patients in the four week portion of the trial or in the seven patients tested in the extension study at six months. A single patient during the extension study developed acute cholecystitis and cholelithiasis later treated with cholecystectomy. These two serious adverse events were considered to be unlikely related to sebelipase alfa.

We are currently initiating global clinical trial sites to prepare for initial patient enrollment in the first half of 2013 in a randomized, double-blind, placebo-controlled Phase III trial of sebelipase alfa in children and adults with CESD, the late onset form of LAL Deficiency. The clinical trial description for this study was recently posted on clinicaltrials.gov. Additionally, we are conducting ongoing natural history studies to investigate and characterize key aspects of the clinical course of LAL Deficiency to inform the evaluation and care of affected patients.

We are currently enrolling infants with early onset LAL Deficiency, or Wolman disease, in a Phase II/III open-label trial with sebelipase alfa. One infant, who presented with growth failure, anemia and progressively increasing serum transaminases prior to beginning treatment, has received weekly infusions since April 2011 and continues to receive treatment with sebelipase alfa. The infant has tolerated the treatment well and continues to demonstrate substantial improvements in growth, liver function tests (reduction in serum transaminases), and other disease-related abnormalities consistent with our preclinical data for sebelipase alfa.

In addition to sebelipase alfa, we are also progressing other protein therapeutic programs for other rare diseases, which are at various stages of preclinical development. These protein therapeutic programs were selected based on scientific rationale, unmet medical need within the patient population, potential to substantially impact disease course, and strategic alignment with our corporate and commercial efforts, including a potentially significant commercial opportunity. These diseases are characterized by significant morbidity and mortality, currently have high unmet medical need and are conditions in which treatment has the potential to have a meaningful impact on disease progression.

The most advanced of these additional programs is SBC-103, an enzyme replacement therapy for mucopolysaccharidosis type IIIB (MPS IIIB), or Sanfilippo B. This enzyme is a recombinant form of human N-acetyl-alpha-glucosaminidase (NAGLU). There is currently no approved therapy available for MPS IIIB. Similar to LAL Deficiency, MPS IIIB is an autosomal recessive lysosomal storage disease. While initially appearing unaffected, children born with MPS IIIB usually present with a slowing of development and/or behavioral problems around two years of age, followed by progressive intellectual decline and immobility with complete dependency on care providers. The life-span of most affected individuals does not usually extend beyond late teens to early twenties. Preliminary characterization of the enzyme produced using our production platform demonstrates favorable uptake properties compared to previously published attempts to produce this enzyme using standard cell culture based approaches. At the Lysosomal Disease Network World Symposium in February 2013, we will present key preclinical data from our SBC-103 program that shows that dosing with SBC-103 reduces the accumulation of substrate in the brain of a Sanfilippo B animal model.

In 2013, we plan to continue to advance our sebelipase alfa, SBC-103 and other programs, materially increase our investment in all of these programs, potentially expand our product manufacturing capacity and continue to leverage our proprietary production platform to explore additional opportunities. The speed of these activities will depend on a number of factors, including the availability of participants for enrollment in trials, the resulting preclinical and clinical data, regulatory developments and the receipt of satisfactory regulatory approvals. As a result of these increased investments, we anticipate our expenses in 2013 will be significantly greater than those in 2012, although our actual expenditures will depend on multiple factors, including those identified under the heading “Risk Factors”.

We are headquartered in Lexington, Massachusetts, and our principal offices are located at 128 Spring Street, Suite 520, Lexington, Massachusetts 02421 and our telephone number is (781) 357-9900. Information contained on or accessible through our website, www.synageva.com, is not part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors under the heading “Risk Factors” in the applicable prospectus supplement and all of the other information contained or incorporated by reference in this prospectus or such prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in our most recent Annual Report and in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed subsequently to the Annual Report, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the other documents we have filed with the SEC that are incorporated herein by reference contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of financing needs, revenue, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning product research, development, commercialization and manufacturing expectations, plans and timelines; any statements regarding safety and efficacy of product candidates; any statements regarding clinical trial plans and plans to release data associated therewith; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. In addition, forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “seek,” “could,” “may,” “might,” or any variations of such words or other words with similar meanings.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus, any supplements to this prospectus and the documents that we reference in this prospectus with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus and any supplements to this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, clinical trial expenditures, commercial expenditures, acquisitions of new technologies or businesses, and investments. Additional information on the use of net proceeds from the sale of securities offered by us by this prospectus may be set forth in the prospectus supplement relating to the specific offering. We will not receive any proceeds from sales by selling security holders.

PLAN OF DISTRIBUTION

We and any selling security holders may sell securities in any of the ways described below or in any combination:

•	to or through underwriters or dealers;

•	through one or more agents; or

•	directly to purchasers or to a single purchaser.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Only the agents or underwriters named in each prospectus supplement are agents or underwriters in connection with the securities being offered thereby.

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in each applicable prospectus supplement, and each prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution from us with respect to payments which the agents, underwriters or other third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify and describe any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a securities exchange. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of, or the existence of trading markets for, any of the securities.

Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a short covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

We are authorized to issue 60,000,000 shares of common stock. As of December 28, 2012, we had 24,466,818 shares of common stock outstanding.

General

Our stockholders are entitled to one vote for each share of common stock held on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Unless otherwise required by law, our certificate of incorporation, or our bylaws, the affirmative vote of a majority of all eligible votes present in person or by proxy at a meeting of the stockholders at which a quorum is present (or if there are two or more classes of stock voting as separate classes, the holders of a majority of the class of stock voting on the matter) is required to decide any matter. Our stockholders are entitled to receive ratable dividends, if any, as may be declared from time to time by the board of directors out of legally available funds, subject to any preferential dividend rights applicable to any outstanding shares of our preferred stock that may be issued in the future. We have not declared or paid cash dividends on our capital stock during the past two fiscal years. Any determination to pay dividends to holders of common stock in the future will be at the discretion of the board of directors and will depend on many factors, including our financial condition, results of operations, general business conditions, and any other factors the board of directors deems relevant.

In the event of a liquidation, dissolution or winding up of the Company, our stockholders are entitled to share ratably in all of our assets remaining after the payment of all debts and other liabilities, subject to the prior distribution rights of any outstanding shares of preferred stock that may be issued in the future. There are no preemptive, subscription, redemption, sinking fund or conversion rights applicable to the common stock. All shares of common stock have equal rights and preferences. The outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of our stockholders are subject to the rights of the holders of shares of any class or series of our preferred stock that we may designate and issue in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Nasdaq Global Select Market

Our common stock was listed for quotation on the Nasdaq Global Market under the symbol “GEVA” until January 1, 2013. We were notified near the end of December 2012 by Nasdaq Listing Qualifications that our common stock was eligible for inclusion on the Nasdaq Global Select Market. As a result, as of January 2, 2013 our common stock is listed for quotation on the Nasdaq Global Select Market under the symbol “GEVA.”

DESCRIPTION OF PREFERRED STOCK

The board of directors has the authority, without action by the our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences and limitations of all such series, any or all of which may be superior to the rights of common stock. As of December 28, 2012, we had no outstanding shares of preferred stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of the holders of common stock until the board of directors determines the specific rights of the holders of preferred stock. However, effects of the issuance of preferred stock include restricting dividends on common stock, diluting the voting power of common stock, impairing the liquidation rights of common stock and making it more difficult for a third party to acquire us, which could have the effect of discouraging a third party from acquiring, or deterring a third party from paying a premium to acquire, a majority of our outstanding voting stock.

If we offer a specific class or series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

•

any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

The preferred stock offered by this prospectus, when issued, will not have, or be subject to, any preemptive or similar rights.

Transfer Agent and Registrar

The transfer agent and registrar for any series or class of preferred stock will be set forth in each applicable prospectus supplement.

DESCRIPTION OF WARRANTS

As of December 28, 2012, we had no warrants outstanding to purchase shares of our common stock, preferred stock or debt securities. We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in each applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the applicable warrant agreements and the applicable prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•

if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that class or series of our preferred stock;

•	if applicable, the exercise price for our debt securities, the amount of our debt securities to be received upon exercise and a description of that series of debt securities;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the warrants may not be continuously exercised throughout that period, the specific date or dates on which the warrants may be exercised;

•

whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities offered by this prospectus and any accompanying prospectus supplement under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed a copy of the form of indenture as an exhibit to the registration statement in which this prospectus is included. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of the Company and will rank equally with all of our other unsecured indebtedness.

The following statements relating to the debt securities and the indenture are summaries, qualified in their entirety by reference to the detailed provisions of the indenture.

General

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

•	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•	the denominations in which such debt securities may be issuable, if other than denominations of $1,000 or any integral multiple of that number;

•	whether the debt securities are to be issuable in the form of certificated securities (as described below) or global securities (as described below);

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

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if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

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if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

•	any events of default, if not otherwise described below under “Events of Default”;

•	the terms and conditions, if any, for conversion into or exchange for shares of our common stock or preferred stock;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of the Company.

We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and/or Conversion Rights

We may issue debt securities which can be exchanged for or converted into shares of our common stock or preferred stock. If we do, we will describe the terms of exchange or conversion in the prospectus supplement relating to these debt securities.

Transfer and Exchange

We may issue debt securities that will be represented by either:

•	“book-entry securities,” which means that there will be one or more global securities registered in the name of a depositary or a nominee of a depositary; or

•	“certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities.

Certificated Debt Securities

If you hold certificated debt securities, you may transfer or exchange such debt securities at the trustee’s office or at the paying agent’s office or agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.

You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium, and/or interest, if any, on the certificated debt securities only by surrendering the certificate representing the certificated debt securities and having us or the trustee issue a new certificate to the new holder.

Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our Company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

No Protection in the Event of Change of Control

The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of our debt securities additional protection in the event of a recapitalization transaction, a change of control of the Company, or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.

Covenants

Unless otherwise indicated in this prospectus or the applicable prospectus supplement, our debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.

Consolidation, Merger and Sale of Assets

We have agreed in the indenture that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

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the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the U.S., any state or the District of Columbia or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and

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immediately before and immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:

•	we fail to pay any principal or premium, if any, when it becomes due;

•	we fail to pay any interest within 30 days after it becomes due;

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we fail to observe or perform any other covenant in the debt securities or the indenture for 60 days after written notice specifying the failure from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series; and

•	certain events involving bankruptcy, insolvency or reorganization of Synageva or any of our significant subsidiaries.

The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal of or premium, if any, or interest on the debt securities of a series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities. If this happens, the entire principal amount, plus the premium, if any, of all the outstanding debt securities of the affected series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after the acceleration, but before a judgment or decree based on such acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of such series may rescind and annul such acceleration if:

•	all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived;

•	all lawful interest on overdue interest and overdue principal has been paid; and

•	the rescission would not conflict with any judgment or decree.

In addition, if the acceleration occurs at any time when we have outstanding indebtedness which is senior to the debt securities, the payment of the principal amount of outstanding debt securities may be subordinated in right of payment to the prior payment of any amounts due under the senior indebtedness, in which case the holders of debt securities will be entitled to payment under the terms prescribed in the instruments evidencing the senior indebtedness and the indenture.

If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series will be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.

The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.

No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

•	the holder gives to the trustee written notice of a continuing event of default;

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the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series make a written request and offer reasonable indemnity to the trustee to institute a proceeding as trustee;

•	the trustee fails to institute a proceeding within 60 days after such request; and

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the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series do not give the trustee a direction inconsistent with such request during such 60-day period.

These limitations do not, however, apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.

We will periodically deliver certificates to the trustee regarding our compliance with our obligations under the indenture.

Modification and Waiver

From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

•	to provide that the surviving entity following a change of control of Synageva permitted under the indenture will assume all of our obligations under the indenture and debt securities;

•	to provide for certificated debt securities in addition to uncertificated debt securities;

•	to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to cure any ambiguity, defect or inconsistency, or make any other change that does not materially and adversely affect the rights of any holder; and

•	to appoint a successor trustee under the indenture with respect to one or more series.

From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of an outstanding series of debt securities, amend or supplement the indenture or the debt securities series, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities. We may not, however, without the consent of each holder affected by such action, modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or such debt security;

•	reduce the rate of or change the time for payment of interest or reduce the amount of or postpone the date for payment of sinking fund or analogous obligations;

•	reduce the principal of or change the stated maturity of the debt securities;

•	make any debt security payable in money other than that stated in the debt security;

•	change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no such redemption may be made;

•	waive a default in the payment of the principal of, premium, if any, or interest on the debt securities or a redemption payment;

•	waive a redemption payment with respect to any debt securities or change any provision with respect to redemption of debt securities; or

•	take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected by the action.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

The indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:

•	to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as “legal defeasance”):

(1)	to register the transfer or exchange of such debt securities;

(2)	to replace temporary or mutilated, destroyed, lost or stolen debt securities;

(3)	to compensate and indemnify the trustee; or

(4)	to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or

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to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable supplemental indenture (which release is referred to as “covenant defeasance”).

In order to exercise either defeasance option, we must deposit with the trustee or other qualifying trustee, in trust for that purpose:

•	money;

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U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) which through the scheduled payment of principal and interest in accordance with their terms will provide money; or

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a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money;

which in each case specified above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of the series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.

In addition, defeasance may be effected only if, among other things:

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in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;

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in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that (and the opinion shall confirm that), the holders of outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes solely as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if legal defeasance had not occurred;

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in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if covenant defeasance had not occurred; and

•	certain other conditions described in the indenture are satisfied.

If we fail to comply with our remaining obligations under the indenture and applicable supplemental indenture after a covenant defeasance of the indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of the affected series at the time of acceleration. We will, however, remain liable in respect of these payments.

The term “U.S. Government Obligations” as used in the above discussion means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

The term “Foreign Government Obligations” as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars (1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

Regarding the Trustee

We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the applicable debt securities. You should note that if the trustee becomes a creditor of Synageva, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate such conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to that provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We are required to file annual and quarterly reports, special reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.synageva.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room

100 F Street N.E.

Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we close this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules). We hereby incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 22, 2012, and as amended April 24, 2012;

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Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, as filed with the SEC on May 9, 2012, June 30, 2012, as filed with the SEC on August 3, 2012, and September 30, 2012, as filed with the SEC on November 6, 2012;

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Our Current Reports on Form 8-K filed on January 4, 2012, January 5, 2012, January 10, 2012, February 9, 2012, March 5, 2012, June 25, 2012, June 28, 2012, July 6, 2012, July 10, 2012 and December 17, 2012; and

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The description of our common stock contained in our registration statement on Form 8-A filed October 1, 1997, under the Securities Act, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Synageva BioPharma Corp.

128 Spring Street, Suite 520

Lexington, Massachusetts 02421

(781) 357-9900

Copies of these filings are also available, without charge, through the “Investor Relations” section of our website (www.synageva.com) as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. The validity of any securities will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 as filed March 22, 2012, and as amended April 24, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Trimeris, Inc. as of and for the years ended December 31, 2010 and 2009 appearing in Synageva BioPharma Corp.’s Current Report on Form 8-K dated July 6, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

11,400,177 Shares of Common Stock

PROSPECTUS SUPPLEMENT

May 15, 2014